Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-156420 and 333-134040) and Form S-8 (Nos. 333-147952, 333-155581, and 333-106762) of Southwest Gas Corporation of our report dated February 27, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

February 27, 2009